Exhibit 99.1

QLT Inc.	887 Great Northern Way Vancouver, BC Canada V5T 4T5	t 604.707.7000 t 604.707.7001 www.qltinc.com
news release
QLT ANNOUNCES AGREEMENT TO SELL ACZONE® TO ALLERGAN FOR
APPROXIMATELY US$150 MILLION

For Immediate Release	June 9, 2008
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced today that QLT USA, Inc., its wholly-owned subsidiary, has entered into an asset purchase agreement with Allergan Sales, LLC, a wholly-owned subsidiary of Allergan, Inc. (NYSE: AGN) to fully divest QLT’s worldwide rights to Aczone®, a prescription topical medicine approved in the United States and Canada for the treatment of acne vulgaris. Under the terms of the agreement, QLT will receive a one-time cash payment of approximately US$150 million upon closing, which is expected to occur in the third quarter of 2008.
“The divestment of Aczone is a major milestone for QLT and this transaction demonstrates that our persistence in completing the work needed to remove the blood monitoring restriction from the Aczone label in the United States provided significant value for our shareholders,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “This transaction is the second in a series of planned asset sales that, once completed, we expect will enable us to return meaningful proceeds to our shareholders.”
The transaction has been approved by the Board of Directors of both QLT and Allergan, respectively. Closing of the transaction is subject to antitrust clearance under the Hart-Scott-Rodino Act and other customary closing conditions. Goldman, Sachs & Co. is acting as financial advisor to QLT in connection with the transaction.
The Aczone asset purchase agreement is the second agreement entered into by the Company to divest non-core assets since it announced its strategic restructuring earlier this year. Other assets offered for sale from QLT USA include Eligard® and the Atrigel® drug delivery system. On May 15, QLT announced that it had signed a sale and purchase agreement to sell the land and building comprising its corporate headquarters and an adjacent undeveloped parcel of land in Vancouver, British Columbia. Provided the closing conditions are removed within the time period provided under the sale and purchase agreement, closing of that transaction is expected to occur by mid-August.
About Aczone®
ACZONE is an aqueous topical gel containing 5% dapsone. Combining dapsone in QLT USA’s proprietary Solvent Microparticulate (SMP™) gel enables dapsone to be applied topically and safely. In two randomized double-blind, vehicle-controlled clinical studies in 3,000 acne patients, ACZONE Gel achieved statistically significant percent reduction in the number of acne lesions and better success rate on the Global Acne Assessment Score. The most common adverse events reported from controlled clinical trials include oiliness/peeling, dryness, and erythema. There were no significant differences in the adverse event rates between ACZONE Gel and vehicle control treated patients.

Aczone was originally approved by U.S. Food and Drug Administration (FDA) for sale on July, 2005 and subsequently by Health Canada in June, 2006 with similar label restrictions. The label required all patients to undergo G6PD screening and for those patients with this enzyme deficiency, regular blood monitoring was required during Aczone treatment. On March 17, 2008, the Company announced that the FDA removed the G6PD screening and monitoring requirements based on a Phase IV clinical trial in 56 safety-evaluable G6PD-deficient patients. During a six-month period, patients were treated with both Aczone and the Aczone-vehicle (control group) in a cross-over design. Data was analyzed by third party clinical experts in dermatology and hematology who concluded that no clinically meaningful changes in safety-related parameters were observed in the trial. On June 5, 2008, Health Canada similarly removed the G6PD screening and monitoring requirements based on the Phase IV clinical trial.
About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the fields of ophthalmology and dermatology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our web site at www.qltinc.com.
About Allergan, Inc.
Founded in 1950, Allergan, Inc., with headquarters in Irvine, California, is a multi-specialty health care company that discovers, develops and commercializes innovative pharmaceuticals, biologics and medical devices that enable people to live life to its greatest potential – to see more clearly, move more freely, express themselves more fully. The Company employs more than 8,000 people worldwide and operates state-of-the-art R&D facilities and world-class manufacturing plants. In addition to its discovery-to-development research organization, Allergan has global marketing and sales capabilities with a presence in more than 100 countries. For more information, visit Allergan’s web site at www.allergan.com.
QLT Inc.:
Vancouver, Canada
Therese Hayes
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
The Trout Group:
New York, USA
Brandon Lewis
Telephone: 646-378-2915
or
Marcy Strickler
Telephone: 646-378-2927
QLT Plug Delivery, Inc. is a wholly-owned subsidiary of QLT Inc.
Aczone and Atrigel are both registered trademarks of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.

QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release that are not historical facts constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Such statements include, but are not limited to: our expectations concerning any plans, ability and timing to return a portion of the proceeds of the asset divestments to shareholders; our statements related to the proposed divestments of each of Aczone and our real estate, including our expectations as to the closing of these transactions and the timing therefor; our plans to divest certain other non-core assets described in the press release; and statements which contain language such as “expects,” “will,” “plans,” “potential,” “intends,” “believes” and similar expressions that do not relate to historical matters. Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Factors that could cause actual events or results to differ materially include, but are not limited to: our ability to return any proceeds from asset divestments to shareholders is uncertain and will depend upon a number of factors, including but not limited to, the aggregate amount of net proceeds received, our repayment of our convertible notes, our future operating results, R&D and SG&A expenses, financial obligations and other liabilities; the risk that the proposed divestments of Aczone and our real estate do not close due to closing conditions not being satisfied or for any other reason, and the timing of any such closing is uncertain; the Company’s ability to successfully complete the sale of one or more of the other assets or operations at an acceptable price and the time period necessary to complete such sales are uncertain; fluctuations in the real estate market; and other factors, including those described in detail in QLT’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.